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                                                                      Exhibit 30


                            FORM OF LOCK-UP AGREEMENT



                                                                February 4, 2004


CIBC World Markets Corp.

As Representative of the Several Underwriters
c/o CIBC World Markets Corp.
CIBC World Markets Tower
World Financial Center
200 Liberty Street
New York, New York 10281

Re: Public Offering of Common Stock of Carrizo Oil & Gas, Inc.

Gentlemen:

         The undersigned, a holder of common stock ("Common Stock") or rights to acquire Common Stock, of Carrizo Oil & Gas, Inc. (the "Company") understands that the Company has filed a Registration Statement on Form S-2, File No. 333-111475 (the "Registration Statement"), and amendments thereto, with the Securities and Exchange Commission (the "Commission") for the registration of approximately 6,555,000 shares (the "Shares") of Common Stock (including 855,000 shares subject to an over-allotment option on the part of the Underwriters) (the "Offering"). The undersigned further understands that you are contemplating entering into an Underwriting Agreement with the Company and the Selling Stockholders named therein in connection with the Offering (the "Underwriting Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Underwriting Agreement.

         In order to induce the Company, you and the other Underwriters to enter into the Underwriting Agreement and to proceed with the Offering, the undersigned agrees, for the benefit of the Company, you and the other Underwriters, that should the Offering be effected the undersigned will not, without your prior written consent, directly or indirectly, make any offer, sale, assignment, transfer, encumbrance, contract to sell, grant of an option to purchase or other disposition of any Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, but excluding any shares so beneficially owned solely as a result of the application of clause (1) of paragraph (a) of such Rule 13d-3) by the undersigned on the date hereof or hereafter acquired for a period of 90 days subsequent to the date of the Underwriting Agreement, other than Common Stock (i) to be sold in the Offering, (ii) acquired in open market transactions by the undersigned after the date hereof, (iii) transferred as a gift or gifts or as intra-family transfers or transfers to trusts or family limited partnerships for

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estate planning purposes (provided that any donee thereof agrees in writing to be bound by the terms hereof); provided that the foregoing restriction shall not apply to (i) bona fide pledges of securities either (A) existing on the date of this letter or (B) subsequent pledges if the pledgee of such securities agrees in writing to be bound by the restrictions contained in this letter with respect to such securities or (iv) transfers pursuant to a sale of 100% of the outstanding Common Stock of the Company, whether pursuant to a merger or otherwise, to a third party or group of third parties, provided that the third party or group of third parties agree to be bound in writing by the restrictions set forth herein until such time as such third party or group of third parties have acquired 100% of the outstanding Common Stock of the Company.

         In addition, notwithstanding the foregoing, the undersigned may transfer, distribute or otherwise dispose of shares of Common Stock, in whole or in part, to any of the undersigned's affiliates (as this term is defined in Rule 144(a)(i) under the Securities Act of 1933, as amended) including, but not limited to the following: (a) if the undersigned is a corporation, the corporation may transfer any shares of Common Stock to any wholly-owned subsidiary of such corporation, (b) if the undersigned is a partnership or limited liability company (an "LLC"), the partnership or LLC, as the case may be, may distribute any shares of Common Stock to a partner or partners of such partnership or to a member or members of such LLC, as applicable, or (c) the undersigned may grant a participation interest or otherwise transfer, directly or indirectly, the economic consequences of ownership of shares of Common Stock to any of the undersigned's affiliates in the ordinary course; provided however, that in any such case, it shall be a condition to any such transfer or distribution that the transferee or distributee, as applicable, execute an agreement stating that the transferee or distributee is receiving and holding such shares of Common Stock subject to the provisions of this letter and there shall be no further transfer of such shares of Common Stock except in accordance with this letter.

         It is understood that, if the Company notifies you that it does not intend to proceed with the Offering, if the Underwriting Agreement does not become effective, if the Company or any of the Underwriters are in violation or breach of the Underwriting Agreement, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, the undersigned shall be released from all obligations under this letter.

         The undersigned, whether or not participating in the Offering, confirms that he, she or it understands that the Underwriters and the Company will rely upon the representations set forth in this agreement in proceeding with the Offering. This agreement shall be binding on the undersigned and his, her or its respective successors, heirs, personal representatives and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock held by the undersigned except in compliance with this agreement.


                                                Very truly yours,

Dated: February 2, 2004                         /s/ Douglas A.P. Hamilton
                                                --------------------------------
                                                Douglas A.P. Hamilton